EXHIBIT 5.1

Hodgson Russ LLP

One M&T Plaza, Suite 2000

Buffalo, NY 14203

November 3, 2005

Columbus McKinnon Corporation

140 John James Audubon Parkway

Amherst, New York 14228-1197

Re:	Columbus McKinnon Corporation
Registration Statement on Form S-3

Gentlemen:

We have acted as counsel for Columbus McKinnon Corporation, a New York corporation (the “Company”), in connection with the registration statement on Form S-3, as amended (Registration No. 333-129142) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 3,800,000 shares of common stock, par value $.01 per share of the Company, covering (i) the offer and sale by the Company of 3,000,000 shares (the “Primary Shares”), (ii) the offer and sale by a certain selling shareholder of 350,000 shares (the “Secondary Shares”) and (iii) if exercised, the offer and sale by the Company of 450,000 additional shares (the “Additional Shares”) to the underwriters (the “Underwriters”).

In so acting, we have examined copies (certified or otherwise identified to our satisfaction) of the form of the Underwriting Agreement filed as an exhibit to the Registration Statement, certain resolutions adopted by the Board of Directors of the Company, the corporate and organizational documents of the Company, including the restated certificate of incorporation and amended by-laws, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Primary Shares have been duly and validly authorized and, when issued and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2. The Secondary Shares have been duly authorized, validly issued and are fully paid and non-assessable.

3. The Additional Shares have been duly and validly authorized and, when issued and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included within the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ HODGSON RUSS LLP